Exhibit 10(a)31

CASH BALANCE EQUALIZATION PLAN OF ENTERGY CORPORATION AND SUBSIDIARIES
Effective July 1, 2014

Executed: June 30, 2014

CASH BALANCE EQUALIZATION PLAN OF ENTERGY CORPORATION AND SUBSIDIARIES
(Effective July 1, 2014)

Entergy Corporation has adopted this Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries (the "Plan") effective July 1, 2014, to provide eligible non bargaining management employees of a System Company with certain benefits that would have been payable under the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees (the "Qualified Plan") but for the limitations placed on benefits payable under the Qualified Plan by Section 415 of the Internal Revenue Code (the "Code") and the limitations placed on eligible earnings by Section 401(a)(l 7) of the Code. The Plan also provides benefits with respect to certain amounts that are deferred by the Participant and excluded from earnings under the Qualified Plan.

The Plan is intended to constitute an unfunded "excess benefit plan" as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent it provides benefits that would be paid under the Qualified Plan but for the limitations imposed by Code Section 415, and an "unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" for purposes of Title I of ERISA, to the extent it provides other benefits.

ARTICLE I
DEFINITIONS

The following terms shall have the meaning hereinafter indicated unless expressly provided herein to the contrary:

1.01    "Administrator" shall mean the Personnel Committee of the Board of Directors, or such other individuals or committee as shall from time to time be designated in writing as the administrator of the Plan by the Personnel Committee. The Administrator shall be the "plan administrator" for the Plan within the meaning of ERISA. Notwithstanding the foregoing, from and after the date immediately preceding the commencement of a Change in Control Period, the "Administrator" shall mean (a) the individuals (not fewer than three in number) who, on the date six months before the commencement of the Change in Control Period, constitute the Administrator, plus (b) in the event that fewer than three individuals are available from the group specified in clause (a) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (b)); provided, however, that the maximum number of individuals constituting the Administrator shall not exceed    The term "Administrator" shall for Plan administrative purposes include the office of the senior-most System officer with responsibility for Human Resources and Administration, to whom the Personnel Committee has delegated the authority to act on its behalf with respect to all Plan administrative matters.

1.02    "Beneficiary" shall mean Participant's beneficiary for purposes of the pre-retirement death benefit under the Qualified Plan.

1.03    "Board of Directors" shall mean the Board of Directors of Entergy Corporation.

1.04    "Change in Control" shall mean:

(a)
the purchase or other acquisition by any person, entity or group of persons, acting in concert within the meaning of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of thirty percent (30%) or more of either the shares of common stock outstanding immediately following such acquisition or the combined voting power of Entergy Corporation's voting securities entitled to vote generally and outstanding immediately following such acquisition, other than any such purchase or acquisition in connection with a Non-CIC Merger (defined in Subsection (b) below);

(b)
the consummation of a merger or consolidation of Entergy Corporation, or any direct or indirect subsidiary of Entergy Corporation with any other corporation, other than a Non-CIC Merger, which shall mean a merger or consolidation immediately following which the individuals who comprise the Board of Directors immediately prior thereto constitute at least a majority of the Board of Directors, or the board of directors of the entity surviving such merger or consolidation, or the board of directors of any parent thereof (unless the failure of such individuals to comprise at least such a majority is unrelated to such merger or consolidation);

(c)
the stockholders of Entergy Corporation approve a plan of complete liquidation or dissolution of Entergy Corporation or there is consummated an agreement for the sale or disposition by Entergy Corporation of all or substantially all of Entergy Corporation's assets; or

(d)
any change in the composition of the Board of Directors such that during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Entergy Corporation) whose appointment or election by the Board of Directors or nomination for election by Entergy Corporation's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such two consecutive year period or appointment, election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof.

Provided, however, that no Change in Control shall be deemed to occur solely by virtue of (1) the insolvency or bankruptcy of Entergy Corporation; or (2) the transfer of assets of Entergy Corporation to an affiliate of Entergy Corporation, provided such affiliate assumes the obligations of the Plan and agrees to continue uninterrupted the rights of the Participants under the Plan; or (3) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Entergy Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Entergy Corporation immediately following such transaction or series of transactions.

1.05    "Change in Control Period" shall mean the period commencing on the date of a Potential Change in Control and ending on the earlier of: (a) twenty-four (24) calendar months following the Change in Control event, or (b) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

1.06    "Claims Administrator" shall mean the Administrator or its delegate responsible for administering claims for benefits under the Plan.

1.07    "Claims Appeal Administrator" shall mean the Administrator or its delegate responsible for administering appeals from the denial or partial denial of claims for benefits under the Plan.

1.08    "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.09    "Eligible Employee" shall mean a non-bargaining Employee who satisfies the eligibility requirements of Section 2.01.

1.10    "Employee" shall mean any person who is covered by a System Company's payroll.

1.11    "Employer" shall mean the System Company that has adopted the Plan and with which the Participant is last employed on or before the Participant's retirement or termination of employment.

1.12    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13    "Good Reason" shall mean the occurrence, without the Participant's express written consent, of any of the following events during the Change in Control Period:

(a)
the substantial reduction or alteration in the nature or status of the Participant's duties or responsibilities from those in effect on the date immediately preceding the first day of the Change Control Period, other than an insubstantial and inadvertent act that is remedied by the System Company employer promptly after receipt of notice thereof given by Participant and other than any such alteration primarily attributable to the fact that Entergy Corporation may no longer be a public company;

(b)
    a reduction of 5% or more in Participant's annual rate of base salary as in effect immediately prior to commencement of a Change in Control Period, which shall be calculated exclusive of any bonuses, overtime, or other special payments, but including the amount, if any, the Participant elects to defer under: (1) a cash or deferred arrangement qualified under Code Section 401(k); (2) a cafeteria plan under Code Section 125; (3) a qualified transportation fringe under Code Section 132(f)(4); (4) the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries, or any successor or replacement plan; and (5) any other nonqualified or statutory deferred compensation plan, agreement, or arrangement in which the Participant may hereafter participate or be a party;

(c)
requiring Participant to be based at a location outside of the continental United States and other than his primary work location as it existed on the date immediately preceding the first day of the Change in Control Period, except for required travel on business of any System Company to an extent substantially consistent with the Participant's present business obligations;

(d)
failure by System Company employer to continue in effect any compensation plan in which Participant participates immediately prior to the commencement of the Change in Control Period which is material to Participant's total compensation, including but not limited to compensation plans in effect, including stock option, restricted stock, stock appreciation right, incentive compensation, bonus and other plans or any substitute plans adopted prior to the Change in Control Period, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by System Company employer to continue Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of the Participant's participation relative to other participants, as existed immediately prior to the Change in Control; or

(e)
failure by System Company employer to continue to provide Participant with benefits similar to those enjoyed by Participant under any of the System Company's pension, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to the Change in Control Period, the taking of any other action by a System Company employer which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to commencement of the Change in Control Period, including a material reduction in the number of paid vacation days to which Participant is entitled on the basis of years of service with the System in accordance with the System Company's normal vacation policy in effect at the time of the Change in Control.

Participant's right to terminate his employment for Good Reason shall not be affected by Participant's incapacity due to physical or mental illness. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

1.14    "Income Payment Date" shall mean the first day of the first month next following the Participant's Separation from Service.

1.15    "Key Employee" shall mean a "Key Employee" (as defined in Code Section 4l 6(i) without regard to paragraph (5) thereof), as determined by the Administrator, in its s9le discretion, in a manner consistent with the regulations issued under Code Section 409A.

1.16    "Participant" shall mean an Eligible Employee who satisfies the requirements for participation in this Plan as set forth in Section 2.02.

1.17    "Personnel Committee" shall mean the Personnel Committee of the Board of Directors.

1.18    "Plan" shall mean this Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, generally effective as of July 1, 2014, and any amendments, supplements or modifications from time to time made hereto in accordance with Sections 8.01 and 8.02.

1.19    "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(a)	Entergy Corporation or any affiliate or subsidiary company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(b)	the Board of Directors adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred; or

(c)	any System Company or any person or entity publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(d)
any person or entity becomes the beneficial owner (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), either directly or indirectly, of securities of Entergy Corporation representing 20% or more of either the then outstanding shares of common stock of Entergy Corporation or the combined voting power of Entergy Corporation's then outstanding securities (not including in the calculation of the securities beneficially owned by such person or entity any securities acquired directly from Entergy Corporation or its affiliates).

1.20    "Qualified Plan" shall mean the Entergy Corporation Cash Balance Plan for Non Bargaining Employees, as it may from time to time be amended and in which the Participant is a participant.

1.21    "Qualifying Event" shall mean the occurrence of one of the following within the Change Control Period:

(a)	The Participant's employment is terminated by Employer other than for Cause (as defined in Section 6.0l(a)); or

(b)	The Participant terminates his System employment for Good Reason.

For purposes of this Plan, the following shall not constitute Qualifying Events:
(1) Participant's death; or (2) Participant becoming disabled under the terms of the Entergy Corporation Companies' Benefits Plus Long Term Disability ("LTD") Plan or any other employee welfare benefit plan sponsored by a System Company that provides long-term disability benefits. Notwithstanding anything in this Plan to the contrary, for purposes of this Plan a Participant's employment shall be deemed to have been terminated by the Employer without Cause or by the Participant with Good Reason only if the Participant has incurred a Separation from Service.

1.22    "Separation from Service," "Separates from Service," or "Separated from Service" shall mean the separation of a Participant from employment with the System determined in accordance with the requirements of Code Section 409A and regulations thereunder.

1.23    "Specified Employee" shall mean a Participant who is a Key Employee (as defined in Section 1.15) of a System Company at a time when the Employer or a member of any controlled group of corporations that includes the Employer is publicly traded on an established securities market whether inside or outside the United States. Whether a participant is a Specified Employee shall be determined under rules established by the Administrator in accordance with regulations under Code Section 409A. All determinations by the Administrator with regard to whether a Participant is a Specified Employee shall be final and binding on the Participant for purposes of the Plan.

1.24    "System" shall mean Entergy Corporation and all other System Companies and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 8.03.

1.25    "System Company" shall mean Entergy Corporation and any corporation whose stock is 80% or more (based on voting power or value) owned, directly or indirectly, by Entergy Corporation and any partnership or trade or business which is 80% or more controlled, directly or indirectly, by Entergy Corporation, and, except in determining whether a Change in Control has occurred, shall include any successor thereto as contemplated in Section 8.03 of this Plan.

1.26    "System Management Level" shall mean the applicable management level set forth below:

(a)	System Management Level I ( Chief Executive Officer and Chairman of the Board of
nn·rrn, Corporation);

,,n,TPl-n Management    2 (Presidents and    "=r,n+·,u Vice Presidents within the System);

(c) System Management Level 3 (Senior Vice Presidents within the System); and System Management Level 4 (Vice Presidents within the System).

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.01    Eligibility Requirements. An Employee shall be eligible for benefits under this Plan only if he is a nonbargaining Employee who is a member of his Employer's select group of management or highly compensated employees and a participant in the Qualified Plan.

2.02.    Participation. An Eligible Employee shall become a Participant in the Plan on the date he satisfies the requirements of Section 2.01.

ARTICLE III
AMOUNT OF BENEFITS

3.01.    General. No provision of the Plan shall in any way be construed as any amendment to the Qualified Plan, and to the extent the qualified status under federal law of the Qualified Plan is threatened by any provision of, or payment under, this Plan, the Plan shall be automatically reformed to the extent necessary to ensure the continuation of the qualified status of the Qualified Plan.

3.02    Plan Benefits.

(a)
Separation Benefit. Subject to the remaining Subsections of this Section 3.02, each Participant who is fully vested in his Qualified Plan benefit and is a non-bargaining Employee at the time of his Separation from Service, shall be entitled upon his Separation from Service to a benefit under this Plan equal to the excess of (1) over (2), where (1) and (2) are as follows:

(1)
the lump sum payment that would have been payable to the Participant on the Income Payment Date under the Qualified Plan, but taking into account any additional earnings and compensation described in Subsection 3.02(b) and without regard to any provisions contained in the Qualified Plan relating to a maximum limitation on pension benefits imposed under Code Sections 401(a)(l 7) and/or 415; and

(2)	the lump sum payment that would have been payable to the Participant on the Income Payment Date, based on the provisions of the Qualified Plan.

Separation Benefit shall be paid in the event a Death Benefit is paid.

(b)
Earnings and Compensation Taken into Account. Solely for purposes of determining benefits under this Plan, a Participant's earnings or compensation considered in determining the lump sum payment that would have been payable under the Qualified Plan shall be deemed to also include the amount if any, of base salary and incentives payable and otherwise included in earnings under the Qualified Plan, but which the Participant elects to defer under any nonqualified deferred compensation plan, agreement, or other arrangement in which the Participant may participate or be a party thereto.

Nothing stated in this Subsection 3.02(b) shall be construed as an amendment to the Qualified Plan.

(c)
Death Benefit. In the event of the death of a Participant prior to his Income Payment Date, if such Participant is fully vested in his Qualified Plan benefit and is a non bargaining Employee at the time of his death, the Participant's Beneficiary shall receive a death benefit under this Plan in a single-sum amount equal to the excess of

(1)	over (2), where (1) and (2) are as follows:

(1)
the lump sum pre-retirement death benefit that would have been payable to a Beneficiary under the Qualified Plan as of the first day of the month following the Participant's death, but determined taking into account any additional eligible earnings described in Subsection 3.02(b), and without regard to any provisions contained in the Qualified Plan relating to a maximum limitation on pension and/or death benefits imposed under Code Sections 401(a)(l 7) and/or 415; and

(2)
the lump sum pre-retirement death benefit that would have been payable to a Beneficiary under the Qualified Plan as of the first day of the month following the Participant's death, based on the provisions of the Qualified Plan.

No Death Benefit shall be paid in the event a Separation Benefit is paid.

ARTICLE IV
FORM OF BENEFIT PAYMEN'I'

4.01    Single-Sum Form of Payment.

(a)
Separation Benefit. Subject to the remaining provisions of this Section 4.01, each Participant who satisfies the requirements of Section 3.02(a) shall receive a single sum payment equal to the Participant's benefit determined under Subsection 3.02(a). Payment of such single-sum benefit shall be made as soon as reasonably practicable following the Participant's Income Payment Date. In all events, the single-sum payment shall be made no later than the end of the calendar year that includes the Participant's Income Payment Date or, if later, by the 15th day of the third calendar month following the Participant's Income Payment Date. A Participant's benefits under    Plan shall be paid in accordance with the terms of this Article IV, regardless of the date of benefit commencement under the Qualified Plan.

(b)
Death Benefit. In the event of the death of a Participant prior to his Income Payment Date, if such Participant satisfies the requirements of Section 3.02(c) at the time of his death, the Participant's Beneficiary shall receive a death benefit under this Plan as determined under Subsection 3.02(c) in a single-sum payment as soon as reasonably practicable following the first day of the first month next following the Participant's date of death (i.e., the "Beneficiary's Income Payment Date"). In all events, the single-sum payment shall be made no later than the end of the calendar year that includes the Beneficiary's Income Payment Date, or, if later, by the 15th day of the third calendar month following the Beneficiary's Income Payment Date.

4.02    Participation in Additional Non-Account Balance Plans. Notwithstanding any other Plan provision to the contrary, to the extent applicable, a Participant's benefit commencement date shall be the same under this Plan, the Pension Equalization Plan of Entergy Corporation and Subsidiaries ("PEP"), the System Executive Retirement Plan of Entergy Corporation and Subsidiaries ("SERP") and the Supplemental Retirement Plan of Entergy Corporation and Subsidiaries ("SRP"), which plans, together with this Plan, constitute Non-Account Balance Plans for purposes of Code Section 409A.

4.03    Code Section 409A Delayed Payments. Notwithstanding any Plan provision to the contrary, no Plan benefits shall be paid to a Participant who is a Specified Employee at the time of his Separation from Service until the earlier of the Participant's death or six months following the Participant's Separation from Service. If distribution is delayed pursuant to this Section 4.03, the delayed distribution amount shall be credited with investment returns to the payment date as if such amount were invested in the Entergy Stable Income Fund or such other investment fund as from time-to-time may be designated in advance and in writing by the Administrator. The full amount of the Participant's delayed distribution amount, including investment returns deemed credited pursuant to this Section 4.03, shall be distributed to the Participant as soon as reasonably practicable following the first day of the first month next following the earlier of the Participant's death or the last day of the six-month delay period (the "Delayed Payment Date"). In all events, such payment shall be made no later than the end of the calendar year that includes the Delayed Payment Date or, if later, by the 15th day of the third calendar month following the Participant's Delayed Payment Date.

ARTICLE V
SOURCE OF PAYMENTS

5.01    Unfunded Plan. All rights of a Participant, Beneficiary or any other person or entity having or claiming a right to payments under this Plan shall be entirely unfunded. It is a condition of the Plan that neither a Participant nor any other person or entity shall look to any other person or entity other than the Employer for the payment of benefits under the Plan. The Participant or any other person or entity having or claiming a right to payments hereunder shall rely solely on the unsecured obligation of the Employer set forth herein. Nothing this Plan shall be construed to give the Participant or any such person or entity any right, title, interest, or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by any System Company or in which a System Company may have any right, title or interest now or in the future. However, the Participant or any such person or entity shall have the right to enforce his claim against the Employer the same manner as any other unsecured creditor of such entity.

5.02    Employer Liability. At its own discretion, a System Company employer may purchase such insurance or annuity contracts or other types of investments as it deems desirable in order to accumulate the necessary funds to provide for future benefit payments under the Plan. However, (a) a System Company employer shall be under no obligation to fund the benefits provided under this Plan; (b) the investment of System Company employer funds credited to a special account established hereunder shall not be restricted in any way; and (c) such funds may be available for any purpose the System Company may choose. Nothing stated herein shall prohibit a System Company employer from adopting or establishing a trust or other means as a source for paying any obligations created hereunder provided, however, any and all rights that any such Participants shall have with respect to any such trust or other fund shall be governed by the terms thereof.

5.03    Establishment of Trust. Notwithstanding any provisions of this Article V to the contrary, within thirty (30) days following the date of a Change in Control, each System Company shall make a single irrevocable lump sum contribution to the Trust for Deferred Payments of Entergy Corporation and Subsidiaries ("Trust") pursuant to the terms and conditions described in such Trust, but only to the extent consistent with the requirements of Code Section 409A. Each System Company's contribution shall be in an amount equal to the actuarial present value of the total benefits accrued by such System Company's Plan Participants (including a Participant's Beneficiary) under the Plan through the date of any such Change in Control. For purposes of this Section 5.03, the actuarial present value shall be deemed to be equal to the amount of the lump sum payment determined pursuant to Section 3.02(a), determined as if payment were made on the day preceding the Change in Control. If one or more of a System Company's Participants shall continue to be employed by a System Company after such a Change in Control, each calendar year the System Company shall, as soon as possible, but in no event later than thirty (30) days following the end of such calendar year, make an irrevocable contribution to the Trust in an amount that is necessary in order to maintain a lump sum amount credited to the System Company's Plan account under the Trust that is the actuarial present value of the total unpaid benefits accrued by the System Company's Participants as of the end of each applicable calendar year. Notwithstanding the foregoing provisions of this Section 5.03 to the contrary, a System Company may make contributions to the Trust prior to a Change in Control in such amounts as it shall determine in its complete discretion. The Trust is intended as a "grantor" trust under the Internal Revenue Code and the establishment and funding of such Trust is not intended to cause Participants to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.

ARTICLE VI
CHANGE IN CONTROL

6.01    Definitions. The following additional definitions shall be applicable to this Article VI:

(a)	"Cause" shall mean:

(1)
willful and continuing failure by Participant to substantially perform Participant's duties (other than such failure resulting from the Participant's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason by Participant) that has not been cured within thirty (30) days after a \\-Titten demand for substantial performance is delivered to Participant by the board of directors of Employer, which demand specifically identifies the manner in which the board believes that Participant has not substantially performed Participant's duties; or

(2)	the willful engaging by the Participant in conduct which is demonstrably and materially injurious to any System Company, monetarily or otherwise; or

(3)
conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on Participant's ability to carry out Participant's duties or upon the reputation of any System Company; or

(4)	a material violation by Participant of any agreement Participant has with a System Company; or

(5)	unauthorized disclosure by Participant of the confidences of any System Company.

For purposes of clauses (1) and (2) of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Employer.

(b)
"Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Participant's employment under the provision so indicated. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the terminating Employer's board of directors at a meeting of such board of directors which was called and held for the purpose of considering such termination (after reasonable notice to Participant and an opportunity for Participant, together with Participant's counsel, to be heard before that board) finding that, in the good faith opinion of the board, Participant was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detaiL

Accelerated Vesting. Notwithstanding any Plan provision to the contrary, if during a Change in Control Period there should occur a Qualifying Event with respect to a Participant, Participant shall not cease to be a Participant and shall, regardless of his vested status under the Qualified

Plan, become fully vested in, and have a non-forfeitable right to, all benefits accrued under the Plan as of the date of such Qualifying Event, provided the Participant is a non-bargaining Employee at the time of the Qualifying Event, except that all such benefits shall be subject to forfeiture upon the occurrence of any of the following events:

(a)
Without Employer permission, Employee removes, copies, or fails to return if he or she has already removed, any property belonging to one or all of the System Companies, including, but not limited to, the original or any copies of any records, computer files or disks, reports, notes, documents, files, audio or video tapes, papers of any kind, or equipment provided by any one or all of the System Companies or created using property of or for the benefit of one or all of the System Companies;

(b)
Other than as authorized by a System Company, or as required by law, or as necessary for the Participant to perform his duties for a System Company employer, the Participant shall divulge, communicate or use to the detriment of the Employer or the System, or use for the benefit of any other person or entity, or misuse in any way, any confidential or proprietary information or trade secrets of the Employer or the System, including without limitation non-public financial information, know-how, formulas, or other technical data. Disclosure of information pursuant to subpoena, judicial process, or request of a governmental authority shall not be deemed a violation of this provision, provided that the Participant gives the System Company immediate notice of any such subpoena or request and fully cooperates with any action by System Company to object to, quash, or limit such request; or

(c)
Participant engages in any employment (without the prior written consent of his last System Company employer) either individually or with any person, corporation, governmental agency or body, or other entity in competition with, or similar in nature to, any business conducted by any System Company at any time within the "Applicable Period" (as defined below) and commencing upon termination of employment, where such competing employer or employment is located in, or servicing in any way customers located in, those parishes and counties in which any System Company services customers during such Applicable Period, in which case Participant shall be required to repay any Plan benefits previously received by him. For purposes of this Subsection 6.02(c), "Applicable Period" shall mean:

(1)
two (2) years for Participants at System Management Levels 1 and 2 at the commencement of the Change in Control Period, provided, however, that the two year Applicable Period shall be extended to three (3) years if otherwise permissible under applicable law;

two	years Participants at System Management Level 3 at the commencement Change in Control Period; and

(3) one (1) year for Participants at System Management Level 4 at the commencement of the Change in Control Period.

However,    the stated Applicable Periods described herein shall be impermissible under applicable law, then the Applicable Period for purposes of this Plan shall be the maximum time period allowed under applicable law for breach of a covenant not to compete to cause a forfeiture of non-qualified plan benefits otherwise payable.

6.03    Benefit Commencement Date. Notwithstanding any Plan provision to the contrary except Section 4.03, if during a Change in Control Period there should occur a Qualifying Event with respect to a Participant who is a non-bargaining Employee at the time of such Qualifying Event and if there does not occur a forfeiture event referenced in Section 6.02, the Participant's Plan benefit amount shall be determined pursuant to Article III (taking into account the accelerated vesting of Section 6.02) and shall be payable pursuant to the provisions of this Plan as soon as reasonably practicable following the first day of the first month next following the Participant's Qualifying Event, subject to the delay requirement set forth in Section 4.03 to the extent applicable. In all events, distributions shall be made no later than the end of the calendar year that includes the first day of the first month next following such Qualifying Event or, if later, by the 15th day of the third calendar month following the first day of the first month next following the Participant's Qualifying Event.

6.04    No Benefit Reduction. Notwithstanding anything stated above to the contrary, an amendment to, or termination of, the Plan following a Change in Control shall not reduce a Participant's benefits accrued under this Plan through the date of any such amendment or termination. In no event shall a Participant's benefits accrued under this Plan following a Change in Control be less than such Participant's benefits accrued under this Plan immediately prior to the Change in Control Period, subject, however, to the forfeiture provisions described in Section 6.02 as in existence on the date immediately preceding the commencement date of the Change in Control Period, and provided further that the Participant is a non-bargaining Employee as of the date immediately prior to the Change in Control.

6.05    Provisions of Referenced Plans. To the extent this Plan references or incorporates provisions of any other System Company plan, including, but not limited to, the Qualified Plan, and (a) such other plan is amended, supplemented, modified or terminated during the two-year period commencing on the date of a Potential Change in Control, (b) the Change in Control event contemplated by the Potential Change in Control is not terminated, and (c) such amendment, supplementation, modification or termination adversely affects any benefit under this Plan, whether it be in the method of calculation or otherwise, then for purposes of determining benefits under this Plan, the Administrator shall rely upon the version of such other plan in existence immediately prior to any such amendment, supplementation, modification or termination, unless such change is agreed to writing and signed by the affected Participant and by the Administrator, or by their representatives or successors.

ARTICLE VII
PLAN ADMINISTRATION

7.01    Administration of Plan. The Administrator shall operate and administer the Plan and, as such, shall have the authority as Administrator to exercise the powers and discretion conferred on it by the Plan, including the right to delegate any function to a specified person or persons. The Administrator shall discharge its duties for the exclusive benefit of the Participants and their Beneficiaries. The Plan is intended to satisfy the requirements of Code Section 409A and the Administrator shall interpret the Plan and exercise the power and discretion conferred under the Plan in a manner that is at all times consistent with the requirements of Code Section 409A, to the extent that benefits under the Plan are subject to the requirements of Code Section 409A.

7.02    Powers of the Administrator. The Administrator and any of its delegates shall administer the Plan in accordance with its terms and shall have all powers, authority, and discretion necessary or proper for such purpose. In furtherance of this duty, the Administrator shall have the sole and exclusive power and discretion to make factual determinations, construe and interpret the Plan, including the intent of the Plan and any ambiguous, disputed or doubtful provisions of the Plan. All findings, decisions, or determinations of any type made by the Administrator, including factual determinations and any interpretation or construction of the Plan, shall be final and binding on all parties and shall not be disturbed unless the Administrator's decisions are arbitrary and capricious. The Administrator shall be the sole judge of the standard of proof required in any claim for benefits and/or in any question of eligibility for a benefit. By way of example, the Administrator shall have the sole and exclusive power and discretion:

(a)	to adopt such rules and regulations as it shall deem desirable or necessary for the administration of the Plan on a consistent and uniform basis;

(b)
to interpret the Plan including, without limitation, the power to use Administrator's sole and exclusive discretion to construe and interpret (1) the Plan, (2) the intent of the Plan, and (3) any ambiguous, disputed or doubtful provisions of the Plan;

(c)
to determine all questions arising in the administration of the Plan including, but not limited to, the power and discretion to determine the rights or eligibility of any Employee, Participant, Beneficiary or other claimant to receive any benefit under the Plan;

to	such information as the Administrator may reasonably request from any Employee, Participant, Beneficiary or other claimant as a condition for receiving any benefit under the Plan;

(c)	to grant and/or deny any and all claims for benefits, and construe any and all issues of Plan interpretation and/or fact issues relating to eligibility for benefits;

(d)	to compute the amount of any benefits payable under the Plan;

(e)	to execute or deliver any instrument or make any payment on behalf of the Plan;

(f)	to employ one or more persons to render advice with respect to any of the Administrator's responsibilities under the Plan;

(g)	to direct the Employer concerning all payments that shall be made pursuant to the terms of the Plan; and

G) to make findings of fact, to resolve disputed fact issues, and to make determinations based on the facts and evidence contained in the administrative record developed during the claims review procedure.

For any acts not specifically enumerated above, when applying, construing, or interpreting any and all Plan provisions and/or fact questions presented in claims for benefits, the Administrator shall have the same discretionary powers as enumerated above.

7.03    Reliance on Reports and Certificates. The Administrator may rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by an actuary, accountant, counsel or other person who may from time to time be employed or engaged for such purposes.

7.04    Claims Administration. The Administrator may appoint and, in its sole discretion, remove a Claims Administrator and/or Claims Appeal Administrator to administer claims for benefits under the Plan in accordance with its terms, and, pursuant to Section 7.02, such delegates shall have all powers, authority, and discretion necessary or proper for such purpose. In the absence of such appointment, the Administrator shall be the Claims Administrator and Claims Appeal Administrator.

7.05    Filing Benefit Claims. Any claim asserting entitlement to a benefit under the Plan must be asserted within ninety (90) days after the event giving rise to the claim by sending written notice of the claim to the Claims Administrator. The written notice of the claim must be accompanied by any and all documents, materials, or other evidence allegedly supporting the claim for benefits. If the claim is granted, the claimant will be so notified in writing by the Claims Administrator.

706    Claim of Good Reason or Cause for Termination.    For purposes of any determination regarding the existence of Good Reason or Cause (as defined in Section 6.0l(a)) for termination during a Change in Control Period, any position taken by the Participant shall presumed correct unless Employer establishes to the Plan Administrator by clear and convincing evidence that such position is not correct.

7.07    Denial or Partial Denial of Benefit Claims. If the Claims Administrator denies a claim for benefits in whole or part, the Claims Administrator shall notify the claimant in writing the decision within ninety (90) days after the Claims Administrator has received the claim. In the Claim Administrator's sole discretion, the Claims Administrator may extend the time to decide the claim for an additional ninety (90) days, by giving written notice of the need for such an extension any time prior to the expiration of the initial 90 day period. The Claims Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Employer. If the claim is denied or partially denied, the Claims Administrator shall provide the claimant with written notice stating:

(a)	the specific reasons for the denial of the claim (including the facts upon which the denial was based) and reference to any pertinent Plan provisions on which the denial is based;

(b)	if applicable, a description of any additional material or information necessary for claimant to perfect the claim and an explanation of why such material or information is necessary; and

(c)	an explanation of the claims review appeal procedure including the name and address of the person or committee to whom any appeal should be directed.

7.08    Appeal of Claims That Are Denied or Partially Denied. The claimant may request review of the Claims Administrator's denial or partial denial of a claim for Plan benefits. Such request must be made in writing within sixty (60) days after claimant has received notice of the Claims Administrator's decision and shall include with the written request for an appeal any and all documents, materials, or other evidence which claimant believes supports his or her claim for benefits. The written request for an appeal, together with all documents, materials, or other evidence which claimant believes supports his or her claim for benefits should be addressed to the Claims Administrator, who will be responsible for submitting the appeal for review to the Claims Appeal Administrator.

7.09    The Appeal Process. The Claims Administrator will submit the appeal to the Claims Appeal Administrator for review of the denial or partial denial of the claim. Within sixty (60) days after the receipt of claimant's appeal, claimant will be notified of the final decision of the Claims Appeal Administrator, unless, in the Claims Appeal Administrator's sole discretion, circumstances require an extension of this period for up to an additional sixty (60) days. If such an extension is required, the Claims Appeal Administrator shall notify claimant of this extension in writing before the expiration of the initial 60-day period. During the appeal, the Claims Appeal Administrator, in its sole discretion, reserves the right to request specific information from the claimant, and reserves the right to have the claimant examined or tested by person(s) employed or compensated by the Employer. The final decision the Claims Appeal Administrator shall set forth in writing the facts and plan provisions upon which the decision is based. All decisions of the Claims Appeal Administrator are final and binding on all employees, Participants, their Beneficiaries, or other claimants.

7.10    Judicial Proceedings for Benefits. In order to institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, a claimant/appellant must initiate such action or proceeding within 90 days from the later of: (i) the earlier of (a) the date of the adverse appeal notification from the Claims Appeal Administrator or (b) 120 days from the date the appeal is received by the Claims Appeal Administrator, and (ii) the end of the 60 days in which a claimant has to appeal an adverse benefit determination, as described in Section 7.09. Notwithstanding the foregoing, a claimant must exhaust all procedures set forth herein prior to instituting any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan.

7.11    Code Section 409A Compliance. This Plan is intended to comply with, and shall be governed by and subject to, the requirements of Code Section 409A and regulations thereunder and shall be interpreted and administered in accordance with that intent. If any provision of this Plan would otherwise conflict with or frustrate this intent, that provision shall be null, void and of no effect and the Administrator shall interpret the document and deem it amended so as to avoid the conflict. The Administrator reserves the right to take any action it deems appropriate or necessary to comply with the requirements of Code Section 409A and may take advantage of such transition rules under Code Section 409A as it deems necessary or appropriate.

ARTICLE VIII
AMENDMENT OR TERMINATION OF THE PLAN

8.01    General. The Board of Directors, the Personnel Committee or any other person or persons whom the Personnel Committee may expressly from time to time authorize to take any and all such actions for and on behalf of Entergy Corporation and the respective Employers, shall have the right, in its absolute discretion and consistent with the requirements of Code Section 409A, at any time and from time to time, to modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely, subject to the provisions of Section 8.02 and the requirements of Code Section 409A. Any such action shall be evidenced by the minutes of the Board of Directors or the Personnel Committee or a written certificate of amendment or termination executed by any person or persons so authorized by the Personnel Committee. The provisions of this Article VIII shall survive a termination of the Plan unless such termination is agreed to by the Participants.

8.02    Restrictions on Amendment or Termination. Unless agreed to in writing and signed by the affected Participant and by the Plan Administrator, no provision of this Plan may be modified, waived or discharged during the period after the Potential Change Control and before the earlier of: the expiration of the two-year period commencing on the date of a Potential Change in Control, or (ii) the date on which the Change in Control event contemplated by the Potential Change in Control is terminated.

8.03    Successors. An Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform under this Plan in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. If the Employer fails to obtain such assumption and agreement prior to the effectiveness of any such succession, then the Employer shall be liable for payment of all Plan benefits to which Participants are entitled upon their Separation from Service. Any successor or surviving entity that assumes or otherwise adopts this Plan as contemplated in this Section 8.03 shall succeed to all the rights, powers and duties of the Employer and the Personnel Committee hereunder, subject to the restrictions on amendment or termination of the Plan as set forth in this Article VIII. The employment of the Participant who has continued in the employ of such successor or surviving entity shall not be deemed to have been terminated or severed for any purpose hereunder; however, such continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason.

ARTICLE IX MISCELLANEOUS

9.01    Gender and Number. The masculine pronoun whenever used in the Plan shall include the feminine.

Similarly, the feminine pronoun whenever used in the Plan shall include the masculine as the context or facts may require. Whenever any words are used herein in the singular, they shall be construed as if they were also used in the plural in all cases where the context so applies.

9.02    Captions. The captions of this Plan are not part of the provisions of the Plan and shall have no force and effect.

9.03    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

9.04    Controlling Law. The administration of the Plan, and any Trust established thereunder, shall be governed by applicable federal law, including ERISA to the extent applicable, and to the extent federal law is inapplicable, the laws of the State of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

9.05    Notices.    direction, revocation or notice authorized or required by the Plan shall be deemed delivered to the Administrator on the date it is personally delivered to the Administrator or    business days after it is sent by registered mail, postage prepaid, and properly addressed to Entergy Services, Inc., Total Rewards, Attention: Plan Administrator, Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, 639 Loyola Avenue, 14th Floor, New Orleans, Louisiana 70113 and shall be deemed delivered to a Participant on the date it is personally delivered to him or three business days after it is sent by registered or certified mail, postage prepaid, addressed to him at the last address sho¼n for him on the records of his Employer.

9.06    No Right to Employment. This Plan does not confer nor express or implied contract of employment. be construed as creating an

9.07    Indemnification. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under applicable laws and regulations, Entergy Corporation and the System employers agree to hold harmless and indemnify the Administrator, its members and its employee delegates against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the Plan and Trust other than losses resulting from any such person's fraud or willful misconduct.

9.08    No Alienation. The benefits provided hereunder shall not be subject to alienation, assignment, pledge, anticipation, attachment, garnishment, receivership, execution or levy of any kind, including liability for alimony or support payments, and any attempt to cause such benefits to be so subjected shall not be recognized, except to the extent as may be required by law.

9.09    Code Section 409A Compliance. This Plan is intended to comply with the requirements of Code Section 409A and regulations thereunder. Any provision of this document that is contrary to the requirements of Code Section 409A and the regulations thereunder shall be null, void and of no effect and the Administrator shall interpret the document consistent with the requirements of Code Section 409A, which shall govern the administration of the Plan in the event of a conflict between Plan terms and the requirements of Code Section 409A and the regulations thereunder.

IN WITNESS WHEREOF, the Personnel Committee of the Board of Directors of Entergy

Corporation has caused this Cash Balance Equalization Plan of Entergy Corporation and Subsidiaries, effective July 1, 2014, to be executed by its duly authorized officer on this 30th day of June, 2014.

ENTERGY CORPORATION PERSONNEL COMMITTEE
through its duly authorized representative

DONALD W. VINCI
Senior Vice-President
Human Resources & Chief Diversity Officer